Exhibit 99.1

NETFLIX NAMES SKIP BATTLE AND GREG STANGER

TO COMPANY’S BOARD OF DIRECTORS

LOS GATOS, Calif., June 13, 2005 – Netflix, Inc. (Nasdaq: NFLX), the world’s largest online movie rental service, today announced the appointments of two accomplished business leaders, A. George (“Skip”) Battle and Greg Stanger, to the company’s board of directors. The move increases the number of Netflix directors to eight.

Mr. Battle is currently executive chairman of the board of Ask Jeeves, Inc., which operates the popular Internet search engine, AskJeeves.com, and which announced in March an agreement to be acquired by IAC/InterActiveCorp. He was CEO of Ask Jeeves from 2000 to 2003. From 1968 until his retirement in 1995, Mr. Battle served in management roles at Arthur Andersen LLP and then Andersen Consulting LLP (now Accenture), where he became worldwide managing partner of market development and a member of the firm’s executive committee. Educated at Dartmouth College and the Stanford Graduate School of Business, Mr. Battle currently serves as chairman of the board of Fair, Isaac and Company and previously was a director of PeopleSoft, Inc. and of Barra, Inc.

Mr. Stanger is currently a venture partner at Technology Crossover Ventures, a Silicon Valley venture capital firm. Prior to joining TCV in 2003, he served as CFO and a director of Expedia, Inc., the Internet’s leading travel service. He led the company’s successful IPO in 1999, the 2002 sale of Microsoft’s majority interest in the company to USA Networks and the sale of the remaining public shares to USA’s successor, InterActiveCorp, in a transaction that valued the company at more than $9 billion. Earlier, Mr. Stanger held a senior role in corporate development at Microsoft Corp. and was an investment banker at PaineWebber. Educated at Williams College and the Haas School of Business at the University of California, Berkeley, he currently serves as a director of Drugstore.com and of NexTag, Inc.

“Skip’s and Greg’s business acumen, marketplace savvy and wealth of Internet commerce experience will add significantly to our board,” said Reed Hastings, chairman, co-founder and CEO of Netflix. “And their outside perspective will be valuable to the company as we continue to grow and compete.”

About Netflix

Netflix (Nasdaq: NFLX) is the world’s largest online movie rental service, providing more than three million subscribers access to over 40,000 DVD titles. Under the company’s most popular program, for $17.99 a month, Netflix subscribers rent as many DVDs as they want and keep them as long as they want, with three movies out at a time. There are no due dates, no late fees and no shipping fees. DVDs are delivered for free by the USPS from regional shipping centers located throughout the United States. Netflix can reach nearly 90 percent of its subscribers with generally one business-day delivery. Netflix offers personalized movie recommendations to its members and has more than 500 million movie ratings. Netflix also allows members to share and recommend movies to one another through its Friends™ feature. For more information, visit www.netflix.com.